EXHIBIT 99.1

AppTech Payments Corp. Announces Pricing of $15.0 Million Underwritten Public Offering and Nasdaq Listing

CARLSBAD, Calif., Jan. 4, 2022 (GLOBE NEWSWIRE) -- AppTech Payments Corp. (“AppTech”) (OTC: APCX), a fintech company powering commerce experiences, today announced the pricing of its underwritten public offering of 3,614,458 units, each unit consisting of one share of common stock (the “Common Stock”) and one warrant (the “Warrants”) to purchase one share of Common Stock, at a public offering price of $4.15 per unit, for aggregate gross proceeds of approximately $15.0 million, prior to deducting underwriting discounts, commissions, and other estimated offering expenses. The Common Stock and Warrants comprising the units are immediately separable and will be issued separately. Each Warrant permits the holder to purchase one share of common stock at an exercise price of $5.1875 (125% of the per unit offering price) and expires five years after the date of issuance. In addition, the Company has granted the underwriters a 45-day option to purchase up to an additional 542,168 shares of Common Stock and/or additional Warrants at the public offering price per security, less the underwriting discounts and commissions, to cover over-allotments, if any. The offering is expected to close on or about January 7, 2022, subject to satisfaction of customary closing conditions.

The Company has received approval to list its Common Stock and Warrants on the Nasdaq Capital Market, with its Common Stock trading under the symbol “APCX” and the Warrants trading under the symbol “APCXW”, with trading expected to begin on January 5, 2022. In connection with the offering, the Company will effectuate a reverse split of its issued and outstanding Common Stock at a ratio of 1-for-9.5. The reverse stock split is expected to be effective on or about 8:50 a.m., Eastern Time, on Wednesday, January 5, 2022. The share numbers and pricing information in this release are adjusted to reflect the impact of the reverse stock split.

EF Hutton, division of Benchmark Investments, LLC, is acting as sole book-running manager for the offering.

A registration statement on Form S-1, as amended (File No. 333-253160), was filed with the Securities and Exchange Commission (“SEC”) and was declared effective on January 4, 2022. A final prospectus relating to the offering will be filed with the SEC and will be available on the SEC’s website at http://www.sec.gov. Electronic copies of the final prospectus relating to this offering, when available, may be obtained from EF Hutton, division of Benchmark Investments, LLC, 590 Madison Avenue, 39th Floor, New York, NY 10022, Attention: Syndicate Department, or via email at syndicate@efhuttongroup.com or telephone at (212) 404-7002.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About AppTech

AppTech Payments Corp. is a publicly listed fintech company utilizing innovative payment processing and digital banking technologies to complement core merchant services capabilities. AppTech’s patented and proprietary software will provide progressive and adaptable products that are available through a suite of synergistic offerings directly to merchants, banking institutions and business enterprises.

AppTech is developing an embedded, highly secure digital payments and banking platform that powers commerce experiences for clients and their customers. Based upon industry standards for payment and banking protocols, AppTech will offer standalone products and fully integrated solutions that deliver innovative, unparalleled payments, banking, and financial services experiences. Our processing technologies can be taken off-the-shelf or tapped into via our RESTful API to build fully branded and customizable experiences while supporting tokenized, multi-channel, and multi-method transactions. For more information about our company, please visit www.apptechcorp.com.

Forward-Looking Statements

This press release contains forward-looking statements that are inherently subject to risks and uncertainties. Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate, believe, estimate, expect, forecast, intend, may, plan, project, predict, should, will” and similar expressions as they relate to AppTech are intended to identify such forward-looking statements. These risks and uncertainties include, but are not limited to, general economic and business conditions, effects of continued geopolitical unrest and regional conflicts, competition, changes in methods of marketing, delays in manufacturing or distribution, changes in customer order patterns, changes in customer offering mix, and various other factors beyond the company’s control. Actual events or results may differ materially from those described in this press release due to any of these factors. AppTech is under no obligation to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Contact

AppTech Corp. Investor Relations
ir@apptechcorp.com

(760) 707-5955